UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

        Information Statement Pursuant to Section 14(e) of the Securities Exchange Act of 1934

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☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

MEDCLEAN TECHNOLOGIES, INC.

(Name of Registrant as specified in its charter)

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MEDCLEAN TECHNOLOGIES, INC.
3 Trowbridge Drive
Bethel, Connecticut 06801

To the Stockholders of MedClean Technologies, Inc.:

Our Board has proposed a Certificate of Amendment to our Certificate of Incorporation (the "Charter Amendment") to increase the aggregate number of shares of Common Stock that we will have the authority to issue from 1,400,000,000 shares to 3,500,000,000 with a par value of $0.0001 per share.

The foregoing matter is described in more detail in the attached Information Statement, and all capitalized terms are defined therein.

On or before twenty days following the mailing of this Information Statement the holders of more than 50% of our Common Stock, voting as a single class, will approve the Charter Amendment by written consent.

The Information Statement is being sent to you for informational purposes only.  We are not asking for a proxy or vote on any of the matters described therein.  However, we encourage you to read the Information Statement carefully.

Sincerely,

/s/ Scott Grisanti

Scott Grisanti
Chief Executive Officer

Bethel, CT
March 6, 2009

MEDCLEAN TECHNOLOGIES, INC.
3 Trowbridge Drive
Bethel, Connecticut 06801

INFORMATION STATEMENT
AND
NOTICE OF ACTION TO BE TAKEN WITHOUT A MEETING

This Information Statement and Notice of Action to be Taken Without a Meeting is being furnished by the board of directors (the "Board") of MedClean Technologies, Inc. (the "Company," "we", "our" or "us") to the holders of our Common Stock (as defined herein) at February 27, 2009 (the  "Record  Date") in connection with the filing of a certificate of amendment,  in the form attached hereto as Annex A (the  "Certificate  of  Amendment") to our  Certificate of  Incorporation,  which  would  increase  the  aggregate  number of shares of Common Stock that we will  have  the   authority  to  issue  from 1,400,000,000 to 3,500,000,000 shares with a par value of $0.0001 per share (the "Charter Amendment").

Pursuant to Section 228 of the Delaware General Corporation Law (the "DGCL"), any action that may be taken at any annual or special meeting of the stockholders may be taken without a meeting,  without prior notice and without a vote, if a consent in writing,  setting forth the action so taken,  is signed by the holders of  outstanding  stock  having not less than the  minimum  number of votes that would be  necessary  to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  Under federal law these proposals may not be effected until at least 20 days after this Information Statement has first been sent to our stockholders, at which time, we intend to file the Certificate of Amendment with the Delaware Secretary of State (the "Effective Time").

We will obtain the required approval for the Charter Amendment by means of a written consent of stockholders, dated on or before March 26, 2009. A meeting to approve the Charter Amendment is therefore unnecessary, and our Board decided to forego the expense of having one.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is first being mailed on or about March 6, 2009, to the holders of our outstanding Common Stock as of the Record Date.

VOTING SECURITIES AND PRINCIPAL HOLDERS

As of the Record Date, we had issued and outstanding approximately 561,542,968 shares of Common Stock, par value $0.0001 per share (the "Common Stock"), held by approximately 1,411 stockholders of record. These outstanding shares of Common Stock are entitled to 561,542,968 votes with respect to the Charter Amendment.

PURPOSE AND GENERAL EFFECT OF THE AMENDMENT; REASON FOR THE AMENDMENT

The Company has pursued a number of financing transactions for working capital purposes and also to expand its business operations and closed an equity transaction with investors for approximately $4.8 million in August 2008. The Company has also announced the implementation of a new business plan and is seeking additional working capital in order to fully implement such plan. Both existing and new potential investors in the Company expressed a willingness to fund additional investment into the Company but such new investments which would require significantly more shares of Common Stock to accomplish than the Company currently has available to issue.

Currently, we have 1,400,000,000 shares of our Common Stock authorized for issuance, 561,542,968 of which are issued and outstanding and an additional 497,093,134 of which are currently reserved for issuance upon exercise of outstanding warrants and options. Currently, we have 60,000,000 shares of our Preferred Stock authorized for issuance, none of which are issued and outstanding. The Certificate of Amendment will provide for an increase in our authorized Common Stock from 1,400,000,000 to 3,500,000,000 which will allow the Company flexibility to raise additional investment capital.

Notwithstanding the foregoing, we have no plans in effect for the use of the increased shares resulting from the Charter Amendments in the making of an acquisition. Increasing our authorized  shares of Common Stock will not have any  effect on our  corporate  status,  the rights of  stockholders  or the transferability of outstanding stock certificates.

APPROVAL OF ACTION

The table below sets forth the total number of shares of Common Stock, currently the only class of securities entitled to vote, and the number of shares our Board expects to receive as consent to the action.  Approval for the increase in shares of Common Stock requires the affirmative vote of the holders of a majority of the outstanding voting securities.  We will obtain this approval on or before March 26, 2009, through the written consent of a majority of the outstanding shares of our voting securities.

Class of Security	Number of Votes to Which Such Class is Entitled	Number of Votes to be Cast	Percentage Received
Common Stock	561,542,968	289,323,436	51.52%

Since we will obtain the required approval for the Charter Amendment by means of this written consent, a meeting to approve the Charter Amendment is unnecessary, and our Board decided to forego the expense of holding one to approve this matter.

The Charter Amendment will become effective upon the filing of the Certificate of Amendment with the Delaware Secretary of State, which is expected to occur following the mailing of this Information Statement to our stockholders and taking of the majority consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and footnotes set forth as of February 16, 2009, the number and percentage of the outstanding shares of Common Stock which, according to the information supplied to the Company, were beneficially owned by (i) each person who is currently a director of the Company, (ii) each executive officer, (iii) all current directors and executive officers of the Company as a group, and (iv) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding Common Stock.

Except as otherwise noted, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Security Ownership of Beneficial Owners of More than 5% of Each Class of the Company’s Voting Securities

Title of	Name and Address of	Amount and Nature of	Percentage of
Security	Beneficial Owner	of Beneficial Ownership	Class

Common Stock	Pequot Capital Management, Inc.(1)(7) 500 Nyala Farm Road Westport, CT 06880	262,194,911	47.79%

Common Stock	Sherleigh Associates Inc. Defined Benefit Pension Plan(2)(7) 80 Columbus Circle PH 76A New York, NY 10023	143,886,241	26.23%

Common Stock	Ronald I. Heller(3)(7) 700 East Palisade Avenue Englewood Cliffs, NJ 07632	109,325,980	19.47%

Common Stock	Joseph Esposito(4) 3 Trowbridge Drive Bethel, CT 06801	72,900,000	12.97%

Common Stock	Scott Grisanti(5) 3 Trowbridge Drive Bethel, CT 06801	61,333,333	11.18%

Common Stock	Truk Funds(6) c/o Atoll Asset Management LLC One East 52nd Street New York, New York 10022	48,000,000	8.75%

(1) Consists of (i) 131,097,456 shares owned of record, and (ii) 131,097,456 shares issuable upon exercise of warrants at an exercise price of $0.025 per share.
(2) Consists of (i) 71,943,121 shares owned of record, and (ii) 71,943,121 shares issuable upon exercise of warrants at an exercise price of $0.025 per share.
(3) Consists of (i) 90,992,647 shares owned by Heller Capital Investments, over which Mr. Heller has sole voting and investment control, and (ii) 18,333,333 shares owned by Mr. Heller’s IRA account. Mr. Heller’s son’s IRA account holds 7,314,348 shares of record with respect to which Mr. Heller disclaims beneficial ownership.
(4) Consists of (i) 8,900,000 shares of record owned by E4 LLC, which is controlled by Mr. Esposito, (ii) 20,000,000 shares of record owned by Mr. Esposito’s IRA account, (iii) 20,000,000 shares issuable upon exercise of warrants held by E4 LLC at an exercise price of $0.025 per share, (iv) 20,000,000 shares issuable upon exercise of warrants held by Mr. Esposito’s IRA account at an exercise price of $0.025 per share, and (v) 4,000,000 shares issuable upon exercise of options held by Mr. Esposito at an exercise price of $0.025 per share.
(5) Consists of (i) 20,000,000 shares owned of record, (ii) 36,000,000 shares issuable upon exercise of warrants at an exercise price of $0.025 per share, and (iii) 5,333,333 shares issuable upon exercise of options at an exercise price of $0.025 per share.
(6) Consists of (i) 17,040,000 shares owned of record by Truk Opportunity Fund, (ii) 17,040,000 shares issuable upon exercise of warrants held by Truk Opportunity Fund at an exercise price of $0.025 per share, (iii) 6,960,000 shares owned of record by Truk International Fund, LP (iv) 6,960,000 shares issuable upon exercise of warrants held by Truk International Fund, LP at an exercise price of $0.025 per share.
(7) In accordance with the Master Restructuring Agreement (i) Pequot Capital Management, Inc., and Sherleigh Associates Inc. Defined Benefit Plan have the right to two (2) nominees each to be elected members of the Company’s board of directors, and (ii) Heller Capital Investments has the right to one (1) nominee to be elected a member of the Company’s board of directors.

Security Ownership of Management (Directors and Executive Officers)

Title of	Name and Address of	Amount and Nature of	Percentage of
Security	Beneficial Owner	of Beneficial Ownership	Class

Common Stock	Joseph Esposito(1) 3 Trowbridge Drive Bethel, CT 06801	72,900,000	12.97%

Common Stock	Scott Grisanti(2) 3 Trowbridge Drive Bethel, CT 06801	61,333,333	10.92%

Common Stock	Kevin T.. Dunphy(3) 3 Trowbridge Drive Bethel, CT 06801	11,324,833	2.01%

Common Stock	Jay S. Bendis (4) 71 Springcrest Drive Akron, OH 44333	669,250	<1%

Common Stock	Ronald A. LaMorte (5) 336 Haystack Hill Road Orange, CT 06470	400,000	<1%

Common Stock	Elan Gandsman (6) 135 College Street New Haven, CT 06510	400,000	<1%

Common Stock	Kenneth Londoner (7) 10 Red Coat Road Westport, CT 06880	12,750,000	2.27%

Common Stock	All Directors and Executive Officers As a Group	160,277,416	28.54%

(1) Consists of (i) 8,900,000 shares of record owned by E4 LLC, which is controlled by Mr. Esposito, (ii) 20,000,000 shares of record owned by Mr. Esposito’s IRA account, (iii) 20,000,000 shares issuable upon exercise of warrants held by E4 LLC at an exercise price of $0.025 per share, (iv) 20,000,000 shares issuable upon exercise of warrants held by Mr. Esposito’s IRA account at an exercise price of $0.025 per share, and (v) 4,000,000 shares issuable upon exercise of options held by Mr. Esposito at an exercise price of $0.025 per share.
(2) Consists of (i) 20,000,000 shares owned of record, (ii) 36,000,000 shares issuable upon exercise of warrants at an exercise price of $0.025 per share, and (iii) 5,333,333 shares issuable upon exercise of options at an exercise price of $0.025 per share.
(3) Consists of (i) 2,000,000 owned of record, (ii) 658,167 shares issuable upon exercise of options at an exercise price of $0.1393 per share, (iii) 7,000,000 shares issuable upon exercise of warrants at an exercise price of $0.025 per share, and (iv) 1,666,666 shares issuable upon exercise of options at an exercise price of $0.025 per share.
(4) Consists of (i) 269,250 shares held of record (ii) 50,000 shares issuable upon exercise of options at an exercise price of $0.40 per share, (iii) 50,000 shares issuable upon exercise of options at an exercise price of $0.55 per share and (iv) 300,000 shares issuable upon exercise of options at an exercise price of $0.052 per share.
(5) Consists of (i) 50,000 shares issuable upon exercise of options at an exercise price of $0.40 per share, (ii) 50,000 shares issuable upon exercise of options at an exercise price of $0.55 per share and (iii) 300,000 shares issuable upon exercise of options at an exercise price of $0.052 per share.
(6) Consists of (i) 50,000 shares issuable upon exercise of options at an exercise price of $0.40 per share, (ii) 50,000 shares issuable upon exercise of options at an exercise price of $0.55 per share and (iii) 300,000 shares issuable upon exercise of options at an exercise price of $0.052 per share.
(7) Consists of (i) 4,750,000 shares held of record and (ii) 8,000,000 shares issuable upon exercise of warrants at an exercise price of $0.025 per share.

CHANGES IN CONTROL

As of June 30, 2008, Mr. Damien R. Tanaka, the former Chairman, President and CEO of the Company owned, beneficially and of record 7,632,000 shares of the Common Stock, or 17.25% of its outstanding voting shares, with options and warrants to purchase an additional 6,313,166 shares of Common Stock. These shares reflected his former equity interest in the Company’s former subsidiary, Aduromed Corporation, which was converted into Common Stock upon the  merger of Aduromed with the Company in January 2006 (the “Merger”). His equity interest in Aduromed was acquired over a period of eight (8) years in consideration for cash and other property contributed and services rendered by him to Aduromed.

The “Investor Group” in the Company as of June 30, 2008 consisted of: (a) Pequot Capital Management, Inc (“Pequot”, which is the Investment Manager for Pequot Scout Fund L.P., Pequot Mariner Master Fund, L.P., Pequot Navigator Offshore Fund, Inc., Premium Series PCC Limited--Cell 33 and Pequot Diversified Master Fund, Ltd. (collectively, the "Funds") and holds all voting (except for those shares held by Premium Series PCC Limited--Cell 33) and dispositive power for all shares and warrants of the Company held of record by the Funds and may be deemed the beneficial owner of such shares and warrants; and (b) Sherleigh Associates Inc. Defined Benefit Pension Plan (“Sherleigh”). Pequot Capital Management, Inc. disclaims beneficial ownership of all shares and warrants held in the Company. The sole director and controlling stockholder of Pequot Capital Management, Inc. is Arthur J. Samberg.

As of June 30, 2008, the Investor Group owned, beneficially and of record, 6,263,702 shares of the Series A Preferred Stock and 15,780,160 shares of the Series B Preferred Stock, or 36.89% of the Company's outstanding voting shares, with warrants to purchase 22,043,860.1 shares of the Common Stock. These interests were acquired in consideration for an investment by the Investor Group of $1,989,030.39 in Aduromed on October 5, 2005 and $5,010,970.04 in the Company on January 23, 2006.

The source of funds for the purchase of the foregoing shares of the Company by the Investors Group was the investment cash of the entities constituting the members of the Investor Group.

The Amended and Restated Stockholders' Agreement

By the terms of an Amended and Restated Stockholders' Agreement, dated as of January 23, 2006, by and among the Company, each of the Investor Group, Mr. Tanaka and three other holders of the Company's Common Stock (the “Stockholders’ Agreement”), it was agreed that for so long as Mr. Tanaka remained as CEO of the Company he would have the right to designate five (5) of the seven (7) members of the Company's Board of Directors. Also, by the terms of that agreement, the Investor Group had the right to appoint two (2) designees to the Company's Board. Effective as of the date of the Merger, the former members of the Company's Board of Directors, Pam J. Halter and Kevin B. Halter, Jr., resigned and were replaced by five (5) Tanaka designees, namely Damien R. Tanaka, Kevin T. Dunphy, Jay S. Bendis, Elan Gandsman and Ronald A. LaMorte; and by two (2) Investor Group designees, namely Paul Farrell and Philip Anderson. Philip Anderson resigned as a director of the Company effective December 8, 2006 and Paul Farrell resigned as a director of the Company effective May 22, 2008.

Change in Control Pursuant to the Master Restructuring Agreement

Effective as of July 10, 2008, the Company, Aduromed, Pequot, on behalf of the Funds, Sherleigh, holders of $1,225,000 in principal amount of the Company’s 12% Secured Promissory Notes due July 31, 2008 (the “Bridge Loan Holders”), and Mr. Joseph Esposito, corporate and business development advisor to the Company (“Esposito”) entered into a Master Restructuring Agreement (“MRA”) regarding their respective investments in the Company.

Pursuant to the terms of the MRA, the Stockholders’ Agreement and Mr. Tanaka’s Employment Agreement were terminated. In addition, pursuant to the terms of the MRA, the parties to the MRA agreed among themselves that from and after the consummation of the transactions contemplated by the MRA they would vote their collective shares of common stock of the Company such that (i) the Company’s Board of Directors would be increased to nine (9) members, (ii) the Funds shall have the right to have two (2) designees elected to the Company’s Board of Directors, (iii) Sherleigh shall have the right to have two (2) designees elected to the Company’s Board of Directors, and (iv) Heller Capital Investments shall have the right to have one (1) designee elected to the Company’s Board of Directors.

DISSENTERS' RIGHTS OF APPRAISAL

Pursuant to the DGCL, any stockholder that objects to the Charter Amendment will not have any right to receive from us the fair value of his, her or its shares.  The DGCL provides that any provision of our Certificate of Incorporation  may be  amended  by  approval  of the Board  and the affirmative written  consent  of the  holders  of a  majority  of the  voting  power of the outstanding  shares entitled to vote thereon;  provided that, any amendment that would  adversely  affect  the  rights of the  holders of any class or series of Common Stock must be approved by the holders of a majority of the shares of such class or series.  The Charter Amendment was adopted by the holders of a majority of the shares entitled to vote thereon.

ADDITIONAL INFORMATION

PLEASE READ THIS ENTIRE DOCUMENT.  Further information is available by request or can be accessed on the Internet.  We are subject to the informational requirements of the Exchange Act, and in accordance therewith, file annual and quarterly reports, proxy and information statements and other disclaimers with the SEC. These documents and other information can be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov or at other Internet sites such as http://www.freeedgar.com.  A copy of any public filing is also available, at no charge, by contacting the undersigned at (203) 798-1080.

By Order of the Board of Directors,

/s/ Scott Grisanti

Chief Executive Officer
Bethel, Connecticut
March 6, 2009

ANNEX A
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
MEDCLEAN TECHNOLOGIES, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

MedClean Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: Resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be considered by the stockholders of the Corporation entitled to vote thereon were duly adopted at a meeting of the Board of Directors of the Corporation held on February 23, 2009.

SECOND: Thereafter, said amendment was approved in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware by the written consent of a majority of the stockholders of the Corporation entitled to vote thereon (being the holders of the Corporation's Common Stock) and notice to the stockholders eligible to vote, but who did not consent in writing, was delivered as required by Section 228(d).

THIRD: Said amendment would amend the Certificate of Incorporation of the Corporation by changing the number of shares set forth in ARTICLE FOURTH to:

"FOURTH.  Shares

The  aggregate  number of shares which the  Corporation  shall have the authority to issue is Three Billion Five Hundred Sixty Million  (3,560,000,000) shares, of which Three Billion Five Hundred Million (3,500,000,000)  shares shall be shares of Common Stock of a par value of $0.0001 each, and Sixty Million (60,000,000) shares shall be shares of  Preferred  Stock of a par value of $0.0001 each."

FOURTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on the ______ day of March, 2009 and the undersigned does hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by him and are true and correct.

MEDCLEAN TECHNOLOGIES, INC.

 Scott Grisanti, Chief Executive Officer